As filed with the Securities and Exchange Commission on April 4, 2008

Registration No. 333-140887

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

(Exact name of registrant as specified in its governing instruments)

Maryland	6798	20-8198863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Gerald J. Reihsen, III
Executive Vice President
Behringer Harvard Opportunity REIT II, Inc.
15601 Dallas Parkway, Suite 600

Addison, Texas  75001

(866) 655-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

DLA Piper US LLP

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

                Approximate date of commencement of proposed sale to public:    This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
☒ Registration No. 333-140887

                If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

                Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller Reporting Company ☐

(Do not check if smaller reporting company)

Explanatory Note

                This Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 (Registration No. 333-140887) is filed pursuant Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.  Financial Statements and Exhibits

(b)           Exhibits.  The following exhibits are filed as part of this registration statement:

Ex.	Description
3.1.1	Second Articles of Amendment and Restatement as amended by the First Articles of Amendment
3.1.2

Second Articles of Amendment to the Company’s Second Articles of Amendment and Restatement (not yet filed with the Maryland State Department of Assessments and Taxation), incorporated by reference to the Company’s Form 8-K filed on April 1, 2008

23.2	Consent of Deloitte & Touche LLP

II-3

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 4, 2008.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

By:	/s/ Robert M. Behringer
Robert M. Behringer
Chief Executive Officer

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert M. Behringer	Chief Executive Officer, Chief Investment Officer and Chairman of the Board (Principal Executive Officer)	April 4, 2008
Robert M. Behringer

*	President, Chief Operating Officer and Director	April 4, 2008
Robert S. Aisner

*	Chief Financial Officer (Principal Financial Officer)	April 4, 2008
Gary S. Bresky

*	Chief Accounting Officer (Principal Accounting Officer)	April 4, 2008
Kimberly Arianpour

*	Director	April 4, 2008
Andreas K. Bremer

*	Director	April 4, 2008
Cynthia Pharr Lee

*	Director	April 4, 2008
Jeffrey P. Mayer

*By:	/s/ Robert M. Behringer
Robert M. Behringer
Attorney-In-Fact